Exhibit 99.1 to APU Closing Form 4s
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Pursuant to that certain Agreement and Plan of Merger, dated as of April 1, 2019
(the "Merger Agreement"), by and among UGI Corporation ("UGI"), the Issuer and the other parties thereto, UGI acquired all of the outstanding common units representing limited partnership interests in the Issuer (the "AmeriGas common units") not already held by UGI or one of its subsidiaries (the "Public Common
Units") via a merger that resulted in the Issuer surviving the merger as an indirect, wholly owned subsidiary of UGI (the "Merger").

Pursuant to the Merger Agreement, each Public Common Unit was automatically converted in the Merger into the right to receive, at the election of each holder of Public Common Units, but subject to any applicable withholding tax and the proration pursuant to the Merger Agreement, one of the following forms of consideration:  (i) 0.6378 (the "Share Multiplier") shares of UGI common stock
("UGI Shares"); (ii) $7.63 in cash, without interest, and 0.500 UGI Shares; or
(iii) $35.325 in cash, without interest.  In each case, cash in lieu of any fractional UGI Shares, without interest, will be paid.

Under the Merger Agreement, each unvested award of a performance unit (an
"AmeriGas Performance Unit"), other than an AmeriGas Performance Unit or portion thereof that was eligible to be earned based on AmeriGas' total unitholder return over a designated performance period subject to any applicable modifier
(each, an "AmeriGas TUR Unit"), outstanding immediately prior to the completion of the Merger was, as of the effective time of the Merger, automatically cancelled and converted into a number of cash-settled performance-based restricted stock units relating to UGI Shares determined by multiplying the number of AmeriGas Performance Units subject to such award by the Share
Multiplier.

Each unvested award of an AmeriGas TUR Unit outstanding immediately prior to the completion of the Merger was, as of the effective time of the Merger, automatically cancelled and converted into a number of cash-settled restricted stock units relating to UGI Shares determined by multiplying (i) the target number of AmeriGas TUR Units subject to such award, by (ii) the Share
Multiplier, and (iii) the TUR Performance Multiplier. The "TUR Performance
Multiplier" will be equal to the greater of 100% or such percentage as is determined in accordance with the terms of the applicable award agreement governing the applicable AmeriGas TUR Units.

Each unvested award of a restricted AmeriGas common unit issued under the
AmeriGas Propane, Inc. 2010 Long- Term Incentive Plan on behalf of AmeriGas
Partners, L.P., as amended (the "AmeriGas LTIP" and each such award, an
"AmeriGas Restricted Unit") outstanding immediately prior to the completion of the Merger was, as of the effective time of the Merger, automatically cancelled and converted into a number of cash-settled restricted stock units relating to
UGI Shares determined by multiplying the number of AmeriGas Restricted Units subject to such award by the Share Multiplier.

Each outstanding award of a phantom unit relating to an AmeriGas common unit issued under an AmeriGas LTIP (each, an "AmeriGas Phantom Unit" and together with the AmeriGas Performance Units, AmeriGas TUR Units and AmeriGas Restricted
Units, the "AmeriGas LTIP Awards") outstanding immediately prior to the completion of the Merger was, as of the effective time of the Merger, automatically, without any action on the part of the holder thereof, cancelled and converted into a number of cash-settled restricted stock units relating to
UGI Shares determined by multiplying the number of AmeriGas Phantom Units subject to such award by the Share Multiplier.